For Immediate Release
BofI Holding, Inc. Announces Record Fourth Quarter Net Income of $24.4 million
Q4 Diluted EPS Increases 41.3%; Full-Year Diluted EPS Increases 39.5%

SAN DIEGO, CA – (MARKETWIRED) – July 30, 2015 – BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the fourth quarter and the fiscal year ended June 30, 2015. Net income was a record $24.4 million, an increase of 52.4% over net income of $16.0 million for the quarter ended June 30, 2014. Earnings attributable to BofI’s common stockholders were $24.3 million or $1.54 per diluted share for the fourth quarter of fiscal 2015, an increase of 52.6% from $15.9 million or $1.09 per diluted share for the fourth quarter of fiscal 2014.
Adjusted earnings, a non-GAAP measure previously labeled “core earnings,” which excludes the after-tax impact of gains and losses associated with the Bank’s securities portfolio, increased 45.7% to $23.5 million for the quarter ended June 30, 2015 compared to $16.1 million for the quarter ended June 30, 2014. In the fourth quarter of fiscal 2015 the Company received a one-time dividend of $1.7 million, before tax, from the FHLB as a result of the Federal Home Loan Bank’s ("FHLB") private-label mortgage-backed securities litigation settlement. Adjusted earnings in the table below excludes the after-tax impact of this one-time dividend.
Fourth Quarter Fiscal 2015 Financial Summary:

	Three Months Ended June 30,
(Dollars in thousands, unaudited)	Q4 Fiscal 2015	Q4 Fiscal 2014	YOY Change
Net Interest Income	$55,294	$40,496	36.5%
Non-Interest Income	$10,278	$4,723	117.6%
Net Income	$24,395	$16,010	52.4%
Adjusted Earnings[1]	$23,467	$16,111	45.7%
Net Income Attributable to Common Stockholders	$24,318	$15,933	52.6%
Diluted EPS	$1.54	$1.09	41.3%

1 See "Use of Non-GAAP Financial Measures"

For the fiscal year ended June 30, 2015, net income was a record $82.7 million, an increase of 47.8% over net income of $56.0 million for the fiscal year ended June 30, 2014. Earnings attributable to BofI’s common stockholders were $82.4 million or $5.37 per diluted share for the fiscal year ended June 30, 2015, an increase of 48.0% from $55.6 million or $3.85 per diluted share for the fiscal year ended June 30, 2014. Record earnings for the quarter and for the year ended June 30, 2015 were primarily the result of growth in the Bank’s loan portfolio.
“We achieved our fourteenth consecutive quarter of record earnings through strong loan originations, fee income growth, and disciplined expense management,” stated Greg Garrabrants, President and Chief Executive Officer. “Continued growth in our jumbo single family mortgage portfolio, record production from our C&I lending group and strong deposit growth were contributing factors to our increased net interest income this quarter. We further diversified our funding mix, with checking and savings accounts increasing to approximately 82% of our total deposits at June 30, 2015 compared to 74% a year ago. Our net interest margin increased to 3.97% this quarter including the one-time divided received from the FHLB and would have been 3.85% without the one-time dividend, equal to last quarter and within our target range. Lastly, our efficiency ratio improved to 31.65% this quarter, or 32.47% without the one-time dividend, as our cost management program's focus shifted to vendor cost reduction and productivity improvement.”

Other Highlights:

•	Total assets reached $5,823.7 million, up $1,420.7 million or 32.3% compared to June 30, 2014

•	Loan portfolio grew by $1,395.8 million or 39.5% compared to June 30, 2014

•	Loan originations increased by $1,281.4 million, up 42.2% compared to the year ended June 30, 2014

•	Deposits grew by $1,410.4 million, or 46.4% compared to June 30, 2014

•	Net interest margin remained relatively steady with a slight decrease of 3 bps to 3.92% compared to 3.95% for the year ended June 30, 2014

•	Asset quality continues to be strong with total non-performing assets of 0.55% of total assets and non-performing loans equal to 0.62% of total loans at June 30, 2015

•	Tangible book value increased to $33.92 per share, up $8.65 per share compared to June 30, 2014

Fourth Quarter Fiscal 2015 Income Statement Summary
During the quarter ended June 30, 2015, BofI earned $24.4 million or $1.54 per diluted share compared to $16.0 million, or $1.09 per diluted share for the quarter ended June 30, 2014. Net interest income increased $14.8 million or 36.5% for the quarter ended June 30, 2015 compared to June 30, 2014. Average earning assets grew year over year by $1,547.6 million and our net interest margin was 3.97% compared to 4.02% for the quarters ended June 30, 2015 and 2014, respectively.
Loan loss provision was $2.9 million for the quarter ended June 30, 2015 as compared to $2.3 million for the quarter ended June 30, 2014. The increase was primarily the result of growth in the loan portfolio.
For the fourth quarter ended June 30, 2015, non-interest income was $10.3 million compared to $4.7 million for the three months ended June 30, 2014. The primary reasons for the increase year over year were a $2.2 million increase in mortgage banking income, a $1.9 million increase in prepayment penalty fee income, a $0.8 million increase in other gains on sale and a $0.5 million increase in banking service fees and other income.
Non-interest expense or operating costs increased $5.0 million to $20.8 million for the quarter ended June 30, 2015 from $15.8 million for the three months ended June 30, 2014. The increase was primarily a result of an increase in compensation expense of $3.3 million, related to additional staffing added since June 30, 2014, an increase in advertising and promotional expense of $0.6 million, an increase in data processing and internet expenses of $0.4 million and an increase in other and general administrative expenses of $0.6 million. The increases in staffing and other operating expenses are primarily due to growth of the Bank’s lending and deposit operations.

Balance Sheet Summary
BofI’s total assets increased $1,420.7 million, or 32.3%, to $5,823.7 million, as of June 30, 2015, up from $4,403.0 million at June 30, 2014. The loan portfolio increased a net $1,395.8 million, primarily from portfolio loan originations of $3,271.9 million less principal repayments and other adjustments of $1,876.1 million. Total securities decreased by $73.8 million. Total liabilities increased by $1,258.0 million or 31.2%, to $5,290.2 million at June 30, 2015, up from $4,032.2 million at June 30, 2014. The increase in total liabilities resulted primarily from growth in demand and savings deposits of $1,408.1 million partially offset by a decrease in FHLB borrowings of $157.0 million. Stockholders’ equity increased by $162.7 million, or 43.9%, to $533.5 million at June 30, 2015, up from $370.8 million at June 30, 2014. The increase was primarily the result of $82.7 million in net income, sale of common stock through ATM offerings of $76.0 million and vesting and issuance of RSUs and exercise of stock options of $3.4 million.
The Bank’s tier 1 core capital to adjusted average assets was 9.25% at June 30, 2015.

Conference Call
A conference call and webcast will be held on Thursday, July 30, 2015 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-337-8169, passcode 8836306. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI’s website for 30 days.

About BOFI Holding, Inc. and BOFI Federal Bank
BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $5.8 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on BofI Federal Bank, please visit www.bofifederalbank.com.

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings. Adjusted earnings, previously labeled as “core earnings”, exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI’s core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to adjusted earnings:

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
(Dollars in thousands, unaudited)	2015	2014	2015	2014
Net income	$24,395	$16,010	$82,682	$55,956
Realized securities losses (gains)	—	—	(587)	(208)
FHLB one-time dividend	(1,662)	—	(1,662)	—
Unrealized securities losses	67	172	2,599	1,848
Tax provision	667	(71)	(145)	(666)
Adjusted earnings	$23,467	$16,111	$82,887	$56,930

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI’s financial prospects and other projections of its performance and asset quality, BofI’s ability to grow and increase its business, diversify its lending, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI’s periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	At June 30,
(Dollars in thousands)	2015	2014
Selected Balance Sheet Data:
Total assets	$5,823,719	$4,402,999
Loans—net of allowance for loan losses	4,928,618	3,532,841
Loans held for sale, at fair value	25,430	20,575
Loans held for sale, lower of cost or market	77,891	114,796
Allowance for loan losses	28,327	18,373
Securities—trading	7,832	8,066
Securities—available-for-sale	163,361	214,778
Securities—held-to-maturity	225,555	247,729
Total deposits	4,451,917	3,041,536
Securities sold under agreements to repurchase	35,000	45,000
Advances from the FHLB	753,000	910,000
Subordinated debentures	5,155	5,155
Total stockholders’ equity	533,526	370,778

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	At or for the Three Months Ended		At or for the Twelve Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Selected Income Statement Data:
Interest and dividend income	$67,567	$50,142	$244,364	$172,878
Interest expense	12,273	9,646	45,419	35,781
Net interest income	55,294	40,496	198,945	137,097
Provision for loan losses	2,900	2,250	11,200	5,350
Net interest income after provision for loan losses	52,394	38,246	187,745	131,747
Non-interest income	10,278	4,723	30,590	22,455
Non-interest expense	20,752	15,766	77,478	59,933
Income before income tax expense	41,920	27,203	140,857	94,269
Income tax expense	17,525	11,193	58,175	38,313
Net income	$24,395	$16,010	$82,682	$55,956
Net income attributable to common stock	$24,318	$15,933	$82,373	$55,647
Per Share Data:
Net income:
Basic	$1.55	$1.09	$5.39	$3.87
Diluted	$1.54	$1.09	$5.37	$3.85
Book value per common share	$34.05	$25.31	$34.05	$25.31
Tangible book value per common share	$33.92	$25.27	$33.92	$25.27
Weighted average number of shares outstanding:
Basic	15,707,704	14,601,972	15,294,477	14,367,824
Diluted	15,756,846	14,670,848	15,351,091	14,442,692
Common shares outstanding at end of period	15,518,751	14,451,900	15,518,751	14,451,900
Common shares issued at end of period	16,589,111	15,423,822	16,589,111	15,423,822
Performance Ratios and Other Data:
Loan originations for investment	$851,889	$680,492	$3,271,911	$2,297,976
Loan originations for sale	$327,202	$217,933	$1,048,982	$741,494
Loan purchases	$2,306	$95	$2,452	$95
Return on average assets	1.73%	1.57%	1.61%	1.59%
Return on average common stockholders’ equity	18.86%	18.14%	18.34%	17.89%
Interest rate spread[1]	3.82%	3.89%	3.79%	3.81%
Net interest margin[2]	3.97%	4.02%	3.92%	3.95%
Efficiency ratio	31.65%	34.87%	33.75%	37.56%
Capital Ratios:
Equity to assets at end of period	9.16%	8.42%	9.16%	8.42%
Tier 1 leverage (core) capital to adjusted average asset[3]	9.25%	N/A	9.25%	N/A
Tier 1 leverage (core) capital to adjusted tangible assets[3]	N/A	8.66%	N/A	8.66%
Common equity tier 1 capital (to risk-weighted assets) [3]	14.58%	N/A	14.58%	N/A
Tier 1 capital (to risk-weighted assets) [3]	14.58%	14.42%	14.58%	14.42%
Total capital (to risk-weighted assets) [3]	15.38%	15.11%	15.38%	15.11%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	—%	(0.02)%	0.03%	0.04%
Non-performing loans to total loans	0.62%	0.57%	0.62%	0.57%
Non-performing assets to total assets	0.55%	0.46%	0.55%	0.46%
Allowance for loan losses to total loans at end of period	0.57%	0.51%	0.57%	0.51%
Allowance for loan losses to non-performing loans	91.88%	90.13%	91.88%	90.13%
___________________________________________
1. Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
2. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Reflects regulatory capital ratios of BofI Federal Bank. Effective January 1, 2015, the new capital requirements changed the Bank’s tier 1 leverage ratio from using end of period adjusted tangible assets to using adjusted average assets for the quarter and added a common equity tier 1 capital ratio.